EXHIBIT 16.1

April 19, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

We have read the four paragraphs included in Section (a) of Item 4.01 of Form 8-K of Datawatch Corporation dated April 16, 2010, expected to be filed with the Securities and Exchange Commission on April 20, 2010 and are in agreement with the statements concerning our firm in those paragraphs.

Very truly yours,

/s/ UHY LLP

Houston, Texas